Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
July 27, 2006	(919) 774-6700

THE PANTRY ANNOUNCES RECORD THIRD QUARTER FINANCIAL RESULTS

Sanford, North Carolina, July 27, 2006 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its third fiscal quarter and nine months ended June 29, 2006.

Total revenues for the quarter were approximately $1.6 billion, up 41.0% from the corresponding period last year. Net income rose 22.2% to $20.3 million, from $16.6 million a year ago. Diluted earnings per share were $0.86, a 14.7% increase from $0.75 in last year’s third quarter.

Merchandise revenues for the quarter were up 14.8% overall and 5.8% on a comparable store basis. The merchandise gross margin was 37.4%, an 80 basis-point improvement from 36.6% in last year’s third quarter. Total merchandise gross profits rose 17.3%, to $139.1 million, and accounted for approximately 68% of total gross profits for the quarter.

Gasoline gallons sold increased 16.8% overall and 2.3% in comparable stores. Total gasoline revenues for the quarter rose 51.1%, in part due to a 29.6% increase in the average retail price per gallon, to $2.76. The gross margin per gallon was 14.0 cents, compared with 12.3 cents in last year’s third quarter. Gasoline gross profits for the quarter totaled $64.8 million, a 33.7% increase from a year ago.

Chairman and Chief Executive Officer Peter J. Sodini said, “These record results reflect our continued solid execution of the basics at the store level, the impact of successful acquisitions over the past year, and a favorable industry environment in the gasoline business. We are particularly pleased with the strong 5.8% increase in comparable store merchandise sales and the 17.3% increase in overall merchandise gross profits. Our results continue to benefit from the rebranding of most of our stores under the Kangaroo ExpressSM banner over the last few years, the ongoing fine-tuning of our merchandise offerings to meet consumers’ convenience needs, and our focus on higher-margin opportunities in food service and private label products.”

For the first nine months of fiscal 2006, net income was $62.5 million, or $2.70 per share, compared with $32.4 million, or $1.50 per share, in the corresponding period last year. Results for the fiscal 2006 period include approximately $0.05 per share in expenses related to the Company’s refinancing of its credit facilities in the first quarter and $0.05 per share for the expensing of stock options. EBITDA for the first nine months of fiscal 2006 was $204.1 million, up 44.6% from a year ago.

During the third quarter, the Company completed the acquisition of Shop-A-Snak Food Mart, Inc., which operated 38 convenience stores in Alabama. The Company also signed a definitive agreement to acquire six stores operating under the Fuel Mate banner in North Carolina, two additional stores in Florida and one in Mississippi. If these acquisitions close in the fourth quarter, as expected, it will bring the total number of stores acquired for the fiscal year to date to 111 stores, exceeding the 96 stores acquired in fiscal 2005. The Company also expects to develop and open a total of seven new large store format locations this fiscal year, and to accelerate new store openings in fiscal 2007 and beyond.

Mr. Sodini said, “Given the present volatility of world energy markets, along with our acquisitions during the quarter and strong performance to date, we are revising our earnings per share target range for fiscal 2006 to between $3.20 and $3.30, a $.05 increase from our previous expectations. This guidance, which does not include any pending or future acquisitions, implies that our gasoline operations in the fourth quarter will be less favorable this year than last.

“While year-to-year comparisons for our gasoline operations can be challenging, we will remain focused primarily on our strategies for driving the Company’s long-term growth and returns to shareholders,” Mr. Sodini concluded. “With our strong positions in attractive markets across the Southeast, the region’s above-average projected growth rates, and our ample financial resources, The Pantry is well-positioned to grow both organically and through acquisitions.”

Conference Call

Interested parties are invited to listen to the third quarter earnings conference call scheduled for Thursday, July 27, 2006 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until August 3, 2006.

Use of Non-GAAP Measures

EBITDA is defined by the Company as net income before interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization. EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. The Company has included information concerning EBITDA as one measure of its operating performance and historical ability to service debt and because it believes investors find this information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of June 29, 2006, the Company operated 1,499 stores in eleven states under select banners including Kangaroo Express(SM), our primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gas and merchandise, and their ability to continue to supply stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of July 27, 2006. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin and comparable store data and store count)

	Quarter Ended		Nine Months Ended
	June 29, 2006	June 30, 2005	June 29, 2006	June 30, 2005
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Revenues:
Merchandise	$372,081	$324,041	$1,011,733	$895,397
Gasoline	1,273,031	842,415	3,264,448	2,158,362

Total revenues	1,645,112	1,166,456	4,276,181	3,053,759
Cost of sales:
Merchandise	232,938	205,468	632,307	567,000
Gasoline	1,208,253	793,968	3,065,739	2,025,908

Total cost of sales	1,441,191	999,436	3,698,046	2,592,908
Gross profit	203,921	167,020	578,135	460,851
Operating expenses:
Operating, general and administrative	136,462	110,643	378,363	321,454
Depreciation and amortization	20,136	15,933	54,840	46,932

Total operating expenses	156,598	126,576	433,203	368,386
Income from operations	47,323	40,444	144,932	92,465
Other income (expense):
Loss on extinguishment of debt	—	—	(1,832)	—
Interest expense	(15,251)	(14,008)	(44,096)	(41,471)
Interest income	1,150	460	3,734	1,208
Miscellaneous	281	222	610	575

Total other expense	(13,820)	(13,326)	(41,584)	(39,688)
Income before income taxes	33,503	27,118	103,348	52,777
Income tax expense	(13,212)	(10,517)	(40,889)	(20,396)

Net income	$20,291	$16,601	$62,459	$32,381

Earnings per share:
Net income per diluted share	$0.86	$0.75	$2.70	$1.50
Diluted shares outstanding	23,607	22,264	23,133	21,653
Selected financial data:
EBITDA	$68,890	$57,059	$204,116	$141,180
Merchandise gross profit	$139,143	$118,573	$379,426	$328,397
Merchandise margin	37.4%	36.6%	37.5%	36.7%
Gasoline gallons	461,524	395,021	1,298,847	1,081,816
Gasoline gross profit	$64,778	$48,447	$198,709	$132,454
Gasoline margin per gallon (1)	$0.1404	$0.1226	$.1530	$.1224
Gasoline retail per gallon	$2.76	$2.13	$2.51	$2.00
Comparable store data:
Merchandise sales %	5.8%	4.1%	5.4%	5.5%
Gasoline gallons %	2.3%	5.6%	3.6%	5.5%
Number of stores:
End of period	1,499	1,386	1,499	1,386
Weighted-average store count	1,480	1,377	1,436	1,360

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 29, 2006	September 29, 2005
Assets
Cash and cash equivalents	$123,692	$111,472
Receivables, net	68,283	61,597
Inventories	140,522	125,348
Other current assets	22,544	24,868

Total current assets	355,041	323,285

Property and equipment, net	705,414	630,291
Goodwill, net	438,890	394,903
Other	47,199	39,687

Total assets	$1,546,544	$1,388,166

Liabilities and shareholders’ equity
Current maturities of long-term debt	$2,089	$16,045
Current maturities of lease finance obligations	3,258	2,872
Accounts payable	153,629	131,618
Other accrued liabilities	100,324	102,998

Total current liabilities	259,300	253,533

Long-term debt	602,735	539,328
Lease finance obligations	222,429	200,214
Deferred income taxes	66,516	64,848
Deferred revenue	30,849	27,385
Other	54,505	50,925
Total shareholders’ equity	310,210	251,933

Total liabilities and shareholders’ equity	$1,546,544	$1,388,166

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Nine Months Ended
	June 29, 2006	June 30, 2005	June 29, 2006	June 30, 2005
EBITDA	$68,890	$57,059	$204,116	$141,180
Interest expense and loss on extinguishment of debt	(15,251)	(14,008)	(45,928)	(41,471)
Depreciation and amortization	(20,136)	(15,933)	(54,840)	(46,932)
Provision for income taxes	(13,212)	(10,517)	(40,889)	(20,396)

Net income	$20,291	$16,601	$62,459	$32,381